Exhibit 3.1

UNIVERSAL HEALTH REALTY INCOME TRUST

AMENDED AND RESTATED BYLAWS

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TABLE OF CONTENTS

(continued)

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ARTICLE I

TRUSTEES

SECTION 1.1 Fiduciary Duty. The Trustees shall have a fiduciary duty to the Shareholders of the Trust.

SECTION 1.2 Qualifying Shares Not Required. Trustees need not be Shareholders of Universal Health Realty Income Trust (the “Trust”).

SECTION 1.3 Quorum. A majority of the Trustees shall constitute a quorum subject to the provisions of Section 2.6 of the Trust’s Declaration of Trust, as it may be amended from time to time (the “Declaration”).

SECTION 1.4 Number and Term; Election. The number and terms of the Trustees shall be as provided in Section 2.1 of the Declaration. Trustees shall be elected at Annual Meetings of Shareholders as provided in Section 2.1 and Section 3.9 of the Declaration. In Trustee elections each Trustee is elected by the vote of the majority of the votes cast. A majority of the votes cast means that the number of shares voted “for” a Trustee’s election exceeds the number of shares “withheld” from or voted “against” that Trustee. A nominee currently serving as a Trustee not receiving a majority of the votes cast shall tender his or her resignation, promptly following certification of the shareholder vote, for consideration by the Nominating & Corporate Governance Committee. The Nominating & Corporate Governance Committee shall recommend to the Board of Trustees the action to be taken with respect to the resignation. The Board of Trustees will publicly disclose its decision within 90 days of the certification of the election results. The Trustee who tenders his or her resignation will not participate in the Board of Trustee’s decision. A nominee currently serving as a Trustee not receiving a majority of the votes cast in an uncontested election shall continue to serve until (i) the Trustee’s successor is elected and qualifies, or (ii) the Board of Trustees accepts the Trustee’s resignation.

SECTION 1.5 Nomination of Trustees. Only persons who are nominated in accordance with the procedures set forth in this Section 1.5 or in Section 3.10 shall be eligible for election as Trustees. Nomination of persons for election to the Board of Trustees may be made at any Annual Meeting of Shareholders (a) by or at the direction of the Board of Trustees or any duly authorized committee thereof or (b) by any shareholder of the Trust entitled to vote for the election of Trustees at the annual meeting. In addition to any other applicable requirements, and except as provided in Section 3.10, a nomination made by a shareholder shall be pursuant to timely notice in proper written form to the Secretary of the Trust.

To be timely, a shareholder’s notice to the Secretary must be received at the principal executive offices of the Trust not later than the close of business on the ninetieth (90th) day, nor earlier than the close of business on the one hundred twentieth (120th) day, prior to the first anniversary of the preceding year’s annual meeting (provided, however, that in the event that the date of the annual meeting is more than thirty (30) days before or more than seventy (70) days after such anniversary date, notice by the shareholder must be so delivered not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the Trust). In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a shareholder’s notice as described above.

To be in proper written form, a shareholder’s notice to the Secretary must set forth (a) as to each person whom the shareholder proposes to nominate for election as Trustee (i) the name, age, business address, and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class or series and number of shares of capital stock of the Trust which are owned beneficially or of record by the person, and (iv) any other information relating to the person that is required to be disclosed in solicitations of proxies for election of Trustees pursuant to Section 14 of the Securities Exchange Act of 1934, as amended, and (b) as to the shareholder giving the notice (i) the name and record address of such shareholder, (ii) the class or series and number of shares of capital stock of the Trust which are owned beneficially or of record by such shareholder, and (iii) any other information relating to such shareholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitation of proxies for the election of Trustees pursuant to Section 14 of the Securities Exchange Act of 1934, as amended. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a Trustee if elected.

No person shall be eligible for election as a Trustee unless nominated in accordance with the procedures set forth in this Section 1.5 or in Section 3.10. If the Chairman determines that a nomination was not made in accordance with such procedures, the Chairman shall declare to the meeting that the nomination was defective and such defective nomination shall be disregarded.

SECTION 1.6 Place of Meeting. Meetings of the Trustees shall be held at the principal office of the Trust or at such place within or without the State of Maryland as the Chairman or the President shall direct or as is fixed from time to time by resolution of the Trustees. Whenever a place other than the principal office is fixed by the Chairman or the President or by resolution as the place at which future meetings are to be held, written notice thereof shall be sent to all Trustees a reasonable time in advance of any meeting to be held at such place.

SECTION 1.7 Organizational Meetings. Immediately following each Annual Meeting of Shareholders, a regular meeting of the Trustees shall be held for the purpose of organizing, electing officers and transacting other business. Notice of such meetings need not be given.

SECTION 1.8 Regular Meetings. Regular meetings of the Trustees shall be held at the place determined pursuant to Section 1.6 hereof on the dates, if any, established at each organizational meeting of the Trustees and notice of such regular meetings of the Trustees is hereby dispensed with.

SECTION 1.9 Special Meetings. Special meetings of the Trustees may be called at any time by the Chairman or President, and the Chairman or President shall call a special meeting at any time upon the written request of three (3) Trustees. Written notice of the time and place of a special meeting shall be given to each Trustee, either personally or by sending a copy thereof by mail or by electronic transmission, to his address appearing on the books of the Trust or theretofore given by him to the Trust for the purpose of notice. In case of personal service, such notice shall be so delivered at least twenty-four (24) hours prior to the time fixed for the meeting. If such notice is mailed, it shall be deposited in the United States mail in the place in which the principal office of the Trust is located at least seventy-two (72) hours prior to the time fixed for the holding of the meeting. If sent by electronic transmission, it shall be delivered at least forty-eight (48) hours prior to the time fixed for the holding of the meeting. If notice is not so given by the Secretary, it may be given in the same manner by the Chairman, President or the Trustees requesting the meeting.

SECTION 1.10 Adjourned Meetings. A quorum of the Trustees may adjourn any Trustees’ meeting to meet again at a stated day and hour. In the absence of a quorum, a majority of the Trustees present may adjourn from time to time to meet again at a stated day and hour prior to the time fixed for the next regular meeting of the Trustees. The motion for adjournment shall be lodged with the records of the Trust. Notice of the time and place of an adjourned meeting need not be given to any Trustee present at the adjourned meeting if the time and place is fixed at the meeting adjourned.

SECTION 1.11 Waiver of Notice. The transactions of any meeting of the Trustees, however called and noticed or wherever held, shall be as valid as though had at a meeting duly held after regular call and notice if a quorum is present and if, either before or after the meeting, each of the Trustees not present signs or sends by electronic transmission a written waiver of notice, a consent to the holding of such meeting or an approval of the minutes thereof. All such waivers, consents or approvals shall be lodged with the Trust records or made a part of the minutes of the meeting.

SECTION 1.12 Action Without Meeting. Unless specifically otherwise provided in the Declaration, any action required or permitted to be taken by the Trustees may be taken without a meeting if a majority of the Trustees (or a majority of the Independent Trustees as to any action which requires such a majority) shall individually or collectively consent in writing to such action. Such written consent or consents shall be lodged with the records of the Trust and shall have the same force and effect as the affirmative vote of such Trustees at a duly held meeting of the Trustees at which a quorum were present.

SECTION 1.13 Telephone Meetings. The Trustees may meet by means of a telephone conference or similar communications equipment by means of which all persons participating in the meeting shall be able to hear one another and participate therein. Such meeting shall be deemed to have been held at a place designated by the Trustees at the meeting. Participation in a telephone conference meeting shall constitute presence in person at such meeting.

SECTION 1.14 Committee Rules. Unless the Trustees otherwise provide, each committee designated by the Trustees pursuant to Section 2.8 of the Declaration may adopt, amend and repeal rules for the conduct of such committee’s business. In the absence of a provision by the Trustees or a provision in the rules of such committee to the contrary, a majority of the entire authorized number of members of such committee shall constitute a quorum for the transaction of business, the vote of a majority of the members present at a meeting at the time of such vote if a quorum is then present shall be the act of such committee, and in other respects each committee shall conduct its business in the same manner as the Trustees conduct their business pursuant to Article II of the Declaration and this Article I of these Bylaws.

ARTICLE II

OFFICERS

SECTION 2.1 Enumeration. The officers of the Trust shall be a President, a Chief Executive Officer, a Chief Financial Officer, a Secretary, a Treasurer, and such other officers as are elected by the Trustees including, in their discretion, a Chairman and one or more assistant secretaries and assistant treasurers, with such duties as are assigned to them by the Trustees. Officers shall be elected by and shall hold office at the pleasure of the Trustees. Any two or more offices may be held by the same person except as prohibited by applicable law.

SECTION 2.2 Powers and Duties of the Chairman. The Chairman, if there shall be such an officer, shall, if present, preside at all meetings of the Shareholders and the Trustees and may be the Chief Executive Officer of the Trust if the Trustees so elect.

SECTION 2.3 Powers and Duties of the President; Chief Executive Officer. Subject to such supervisory powers, if any, as may be given by the Trustees to the Chairman, the President shall, subject to the control of the Trustees and the supervision of the Chairman, have general supervision, direction and control of the business of the Trust and its employees and shall exercise such general powers of management as are usually vested in the office of president of a corporation. The Chief Executive Officer of the Trust shall be the President unless the Board of Trustees shall have designated one individual as the President and a different individual as the Chief Executive Officer. In the absence of the Chairman, or if there be none, he shall preside at all meetings of the Shareholders and/or Trustees.

SECTION 2.4 Powers and Duties of the Chief Financial Officer. The Chief Financial Officer shall, under the direction of the Chief Executive Officer (or, in the absence of a Chief Executive Officer, the President), be responsible for all financial and accounting matters and for the direction of the offices of Treasurer and Controller. The Chief Financial Officer shall have such other powers and perform such other duties as may be prescribed by the Chairman of the Board, the Chief Executive Officer (or, in the absence of a Chief Executive Officer, the President), the President or the Board of Trustees or as may be provided in these Bylaws.

SECTION 2.5 Powers and Duties of Vice-President. Each Vice-President, if any, designated by the Trustees shall be an administrative officer of the Trust and have such duties as are designated by the President or the Trustees.

SECTION 2.6 Duties of the Secretary. The Secretary shall:

(a) Minutes. Keep full and complete minutes of the meetings (or actions in lieu thereof) of the Trustees, any committees of the Trustees and the Shareholders and give notice, as required, of all such meetings;

(b) Books and Other Records. Maintain custody of and keep the books of account and other records of the Trust except such as are in the custody of the Treasurer;

(c) Share Register. Maintain at the principal office of the Trust a share register, showing the ownership and transfers of ownership of all shares of the Trust, unless a transfer agent is employed to maintain and does maintain such a share register; and

(d) General Duties. Generally, perform all duties which pertain to his office and which are required by the Trustees.

An Assistant Secretary or Secretaries may be appointed to assist, or to act in the absence of, the Secretary.

SECTION 2.7 Duties of the Treasurer. The Treasurer shall perform all duties which pertain to his office and which are required by the Trustees, including without limitation the receipt, deposit and disbursement of funds belonging to the Trust.

An Assistant Treasurer or Treasurers may be appointed to assist, or to act in the absence of, the Treasurer.

ARTICLE III

SHAREHOLDERS

SECTION 3.1 Effect of Quorum. Subject to the provisions of the Declaration, the Shareholders present at a duly called or held meeting at which a quorum is present (such quorum determined pursuant to Section 3.9 of the Declaration) may continue to do business until adjournment notwithstanding the withdrawal of enough Shareholders so that the remaining Shareholders constitute less than a quorum.

SECTION 3.2 Place of Meeting. Meetings of the Shareholders shall be held at the principal office of the Trust or at such place within or without the State of Maryland as is designated by the Trustees or the Chairman or President or by the written consent of a majority of the Shareholders entitled to vote thereat, given either before or after the meeting and filed with the Secretary of the Trust.

SECTION 3.3 Annual Meeting. A regular Annual Meeting of the Shareholders shall be called by the Chairman or President after the end of each fiscal year.

No business may be transacted at an Annual Meeting of the Shareholders, other than business that is either (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Trustees (or any duly authorized committee thereof), (b) otherwise properly brought before the meeting by or at the direction of the Board of Trustees (or any duly authorized committee thereof), or (c) otherwise properly brought before the meeting by a shareholder as of the record date for the determination of shareholders entitled to vote at such annual meeting. In addition to any other applicable requirements for business to be properly brought before an annual meeting by a shareholder, such shareholder must have given timely notice thereof in proper written form to the Secretary of the Trust.

To be timely, a shareholder’s notice to the Secretary must be received at the principal executive offices of the Trust not later than the close of business on the ninetieth (90th) day, nor earlier than the close of business on the one hundred twentieth (120th) day, prior to the first anniversary of the preceding year’s annual meeting (provided, however, that in the event that the date of the annual meeting is more than thirty (30) days before or more than seventy (70) days after such anniversary date, notice by the shareholder must be so delivered not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the Trust). In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a shareholder’s notice as described above.

The foregoing notice requirements of this Section shall be deemed satisfied by a shareholder if the shareholder has notified the Trust of his or her intention to present a proposal at an annual meeting in compliance with applicable rules and regulations promulgated under the Exchange Act and such shareholder’s proposal has been included in a proxy statement that has been prepared by the Trust to solicit proxies for such annual meeting.

To be in proper written form, shareholder’s notice to the Secretary must set forth, as to each matter such shareholder proposes to bring before the annual meeting, (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and record address of such shareholder, (iii) the class or series and number of shares of capital stock of the Trust which are owned beneficially or of record of such shareholder, and (iv) any material interest of the shareholder in such business.

No business shall be conducted at the Annual Meeting of Shareholders except in accordance with the procedures set forth in this Section 3.3; provided, however, that nothing in this Section 3.3 shall be deemed to preclude discussion by any shareholder of any business properly brought before the annual meeting. If the Chairman determines that business was not properly brought before the annual meeting in accordance with the foregoing procedures, the Chairman shall declare to the meeting that the business was not brought properly before the meeting and such business shall not be transacted.

SECTION 3.4 Special Meetings. Special meetings of the Shareholders may be held at any time for any purpose or purposes permitted by the Declaration and shall be called as provided in Section 3.9 of the Declaration.

SECTION 3.5 Notice of Regular or Special Meetings. Written notice specifying the place, day and hour of any regular or special meeting, the purposes of the meeting, and all other matters required by law shall be given to each Shareholder of record entitled to vote, either personally or by sending a copy thereof by mail or electronic transmission, to his or her address appearing on the books of the Trust or theretofore given by him or her to the Trust for the purpose of notice or, if no address appears or has been given, addressed to the place where the principal office of the Trust is situated. It shall be the duty of the Secretary to give notice of each Annual Meeting of the Shareholders at least fifteen (15) days and not more than sixty (60) days before the date on which it is to be held. Whenever an officer has been duly requested to call a special meeting of Shareholders, it shall be his duty to fix the date and hour thereof, which date shall be not less than twenty (20) days and not more than sixty (60) days after the receipt of such request if the request has been delivered in person or after the date of mailing the request, as the case may be, and to give notice of such special meeting within ten (10) days after receipt of such request. If the date of such special meeting is not so fixed and notice thereof given within ten (10) days after the date of receipt of the request, the date and hour of such meeting may be fixed by the person or persons calling or requesting the meeting and notice thereof shall be given by such person or persons not less than twenty (20) nor more than sixty (60) days before the date on which the meeting is to be held.

SECTION 3.6 Notice of Adjourned Meetings. It shall not be necessary to give notice of the time and place of any adjourned meeting or of the business to be transacted thereat other than by announcement at the meeting at which such adjournment is taken, except that when a meeting is adjourned for thirty (30) days or more, notice of the adjourned meeting shall be given as in the case of an original meeting.

SECTION 3.7 Proxies. The appointment of a proxy or proxies for any meeting of Shareholders entitled to vote shall be made by an instrument in writing executed by the Shareholder or his duly authorized agent and filed with such officer of the Trust as the Trustees shall have designated for such purpose for verification prior to such meeting. No proxy shall be valid after the expiration of eleven (11) months from the date of its execution. At a meeting of Shareholders all questions concerning the qualification of voters, the validity of proxies, and the acceptance or rejection of votes, shall be decided by the Secretary of the meeting unless inspectors of election are appointed pursuant to Section 3.10 hereof in which event such inspectors shall pass upon all questions and shall have all other duties specified in said section.

SECTION 3.8 Consent of Absentees. The transactions of any meeting of Shareholders, either annual, special or adjourned, however called and noticed, shall be as valid as though had at a meeting duly held after the regular call and notice if a quorum is present and if, either before or after the meeting, each Shareholder entitled to vote, not present in person or by proxy, signs a written waiver of notice, a consent to the holding of such meeting or an approval of the minutes thereof. All such waivers, consents or approvals shall be lodged with the Trust records or made a part of the minutes of the meeting.

SECTION 3.9 Voting Rights. If no date is fixed for the determination of the Shareholders entitled to vote at any meeting of Shareholders, only persons in whose names Shares entitled to vote are registered on the share records of the Trust at the opening of business on the day of any meeting of Shareholders shall be entitled to vote at such meeting.

SECTION 3.10 Shareholder Nominations Included in the Trust’s Proxy Statement.

(a) Inclusion of Proxy Access Nominees in Proxy Statement. Subject to the provisions of this Section 3.10, if expressly requested in the relevant Nomination Notice (as defined below), the Trust shall include in its proxy statement for any Annual Meeting of Shareholders (but not for any special meeting of shareholders):

(i) the names of any person or persons nominated for election (each, a “Proxy Access Nominee”), which shall also be included on the Trust’s form of proxy and ballot, by any Nominating Shareholder (as defined below);

(ii) disclosure about each Proxy Access Nominee and the Nominating Shareholder required under the rules of the Securities and Exchange Commission or other applicable law to be included in the proxy statement; and

(iii) any statement included by the Nominating Shareholder in the Nomination Notice for inclusion in the proxy statement in support of each Proxy Access Nominee’s election to the Board of Trustees (subject, without limitation, to Section 3.10(e)(ii)), if such statement does not exceed 500 words and fully complies with Section 14 of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including Rule 14a-9 (the “Supporting Statement”).

The Trust may include any other information that the Trust or the Board of Trustees determines, in their discretion, to include in the proxy statement relating to the nomination of each Proxy Access Nominee, including, without limitation, (1) any statement in opposition to the nomination, (2) any of the information provided pursuant to this Section 3.10 and (3) any solicitation materials or related information with respect to the Proxy Access Nominee.

For purposes of this Section 3.10, any determination to be made by the Board of Trustees may be made by the Board of Trustees, a committee thereof or any officer of the Trust designated by the Board of Trustees or a committee thereof, and any such determination shall be final and binding on the Trust, any Eligible Holder (as defined below), any Nominating Shareholder, any Proxy Access Nominee and any other person so long as made in good faith (without any further requirements). The Chairman of any Annual Meeting of Shareholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall have the power and duty to determine whether a Proxy Access Nominee has been nominated in accordance with the requirements of this Section 3.10 and, if not so nominated, shall direct and declare at the meeting that such Proxy Access Nominee shall not be considered.

(b) Maximum Number of Proxy Access Nominees.

(i) The Trust shall not be required to include in the proxy statement for an Annual Meeting of Shareholders more Proxy Access Nominees than that number of directors constituting twenty percent (20%) of the total number of Trustees on the last day on which a Nomination Notice may be submitted pursuant to this Section 3.10 (rounded up or down to the nearest whole number) (the “Maximum Number”). In the event that one or more vacancies for any reason occurs on the Board of Trustees after the deadline for submitting a Nomination Notice as set forth in Section 3.10(d) below but before the date of the annual meeting, and the Board of Trustees resolves to reduce the size of the Board of Trustees in connection therewith, the Maximum Number shall be calculated based on the number of Trustees in office as so reduced. The Maximum Number for a particular annual meeting shall be reduced by: (1) Proxy Access Nominees who the Board of Trustees itself decides to nominate for election at such annual meeting; (2) Proxy Access Nominees who cease to satisfy, or Nominating Shareholders that cease to satisfy, the eligibility requirements in this Section 3.10, as determined by the Board of Trustees; (3) Proxy Access Nominees whose nomination is withdrawn by the Nominating Shareholder or who become unwilling to serve on the Board of Trustees; and (4) the number of incumbent Trustees who had been Proxy Access Nominees with respect to any of the preceding two (2) annual meetings of shareholders and whose reelection at the upcoming annual meeting is being recommended by the Board of Trustees.

(ii) If the number of Proxy Access Nominees pursuant to this Section 3.10 for any Annual Meeting of Shareholders exceeds the Maximum Number, then, promptly upon notice from the Trust, each Nominating Shareholder will select one Proxy Access Nominee for inclusion in the proxy statement until the Maximum Number is reached, going in order of the amount (largest to smallest) of the ownership position as disclosed in each Nominating Shareholder’s Nomination Notice, with the process repeated if the Maximum Number is not reached after each Nominating Shareholder has selected one Proxy Access Nominee. If, after the deadline for submitting a Nomination Notice as set forth in Section 3.10(d), a Nominating Shareholder becomes ineligible or withdraws its nomination or a Proxy Access Nominee becomes ineligible or unwilling to serve on the Board of Trustees, whether before or after the mailing of the definitive proxy statement, then the nomination shall be disregarded, and the Trust (1) shall not be required to include in its proxy statement or on any ballot or form of proxy the disregarded Proxy Access Nominee or any successor or replacement nominee proposed by the Nominating Shareholder or by any other Nominating Shareholder and (2) may otherwise communicate to its shareholders, including without limitation by amending or supplementing its proxy statement or ballot or form of proxy, that the Proxy Access Nominee will not be included as a Proxy Access Nominee in the proxy statement or on any ballot or form of proxy and will not be voted on at the annual meeting.

(c) Eligibility of Nominating Shareholder.

(i) An “Eligible Holder” is a person who has either (1) been a record holder of the shares of beneficial interest used to satisfy the eligibility requirements in this Section 3.10(c) continuously for the three-year period specified in Subsection (ii) below or (2) provides to the Secretary of the Trust, within the time period referred to in Section 3.10(d), evidence of continuous ownership of such shares for such three-year period from one or more securities intermediaries in a form that the Board of Trustees determines would be deemed acceptable for purposes of a shareholder proposal under Rule 14a-8(b)(2) under the Securities Exchange Act of 1934, as amended (or any successor rule).

(ii) An Eligible Holder or group of up to twenty (20) Eligible Holders may submit a nomination in accordance with this Section 3.10 only if the person or group (in the aggregate) has continuously owned at least the Minimum Number (as defined below) of shares of the Trust’s beneficial interest throughout the three-year period preceding and including the date of submission of the Nomination Notice, and continues to own at least the Minimum Number through the date of the annual meeting. Each Eligible Holder or group of up to twenty (20) Eligible Holders that submits a nomination in accordance with this Section 3.10 and has satisfied, as determined by the Board of Trustees, all applicable conditions and complied with all applicable procedures set forth in this Section 3.10 is a “Nominating Shareholder”. A group of two (2) or more funds that are (1) under common management and investment control, (2) under common management and funded primarily by the same employer (or by a group of related employers that are under common control), or (3) a “group of investment companies,” as such term is defined in Section 12(d)(1)(G)(ii) of the Investment Company Act of 1940, as amended, shall be treated as one Eligible Holder if such Eligible Holder shall provide, together with the Nomination Notice, documentation reasonably satisfactory to the Trust that demonstrates such status. For the avoidance of doubt, in the event of a nomination by a Nominating Shareholder that includes more than one Eligible Holder, any and all requirements and obligations for an individual Eligible Holder that are set forth in this Section 3.10, including the minimum holding period, shall apply to each individual Eligible Holder comprising the Nominating Shareholder; provided, however, that the Minimum Number shall apply to the ownership of the Nominating Shareholder in the aggregate. Should any Eligible Holder withdraw from a group of Eligible Holders constituting a Nominating Shareholder at any time prior to the Annual Meeting of Shareholders, the Nominating Shareholder shall only be deemed to own the shares held by the remaining Eligible Holders. As used in this Section 3.10, any reference to a “group” or “group of Eligible Holders” refers to any Nominating Shareholder that consists of more than one Eligible Holder and to all the Eligible Holders that make up such Nominating Shareholder.

(iii) The “Minimum Number” of shares of the Trust’s beneficial interests means three percent (3%) of the number of outstanding shares of beneficial interest as of the most recent date for which such amount is given in any filing by the Trust with the Securities and Exchange Commission prior to the submission of the Nomination Notice.

(iv) For purposes of this Section 3.10, an Eligible Holder “owns” only those outstanding shares of the Trust as to which the Eligible Holder possesses both (1) the full voting and investment rights pertaining to the shares and (2) the full economic interest in (including the opportunity for profit and risk of loss on) such shares; provided that the number of shares calculated in accordance with clauses (1) and (2) shall not include (and shall be reduced by the amount of) any shares (A) sold by such Eligible Holder or any of its affiliates in any transaction that has not been settled or closed, (B) purchased by such Eligible Holder or any of its affiliates in any transaction that has not been settled or closed, (C) borrowed by such Eligible Holder or any of its affiliates for any purpose or purchased by such Eligible Holder or any of its affiliates pursuant to an agreement to resell or subject to any other obligation to resell to another person, or (D) subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar instrument or agreement (including any short sale or other offsetting transaction) entered into by such Eligible Holder or any of its affiliates, whether any such instrument or agreement described in this clause (D) is to be settled with shares or with cash based on the notional amount or value of outstanding shares of the Trust, in any such case which instrument or agreement described in this clause (D) has, or is intended to have, the purpose or effect of (x) reducing in any manner, to any extent or at any time in the future, such Eligible Holder’s or any of its affiliates’ full right to vote or direct the voting of any such shares, and/or (y) hedging, offsetting, or altering to any degree, gain or loss arising from the full economic ownership of such shares by such Eligible Holder or any of its affiliates.

An Eligible Holder “owns” shares held in the name of a nominee or other intermediary so long as the Eligible Holder retains the right to instruct how the shares are voted with respect to the election of Trustees and possesses the full economic interest in the shares. An Eligible Holder’s ownership of shares shall be deemed to continue during any period in which the Eligible Holder has delegated any voting power by means of a proxy, power of attorney, or other similar instrument or arrangement that is revocable at any time by the Eligible Holder. An Eligible Holder’s ownership of shares shall be deemed to continue during any period in which the Eligible Holder has loaned such shares provided that the Eligible Holder has the power to recall such loaned shares within five (5) business days and will recall such loaned shares as of the date of the annual meeting. The terms “owned,” “owning” and other variations of the word “own” shall have correlative meanings. Whether outstanding shares of the Trust are “owned” for these purposes shall be determined by the Board of Trustees.

(v) No Eligible Holder shall be permitted to be a part of more than one group of Eligible Holders constituting a Nominating Shareholder, and if any Eligible Holder appears as a member of more than one group, such Eligible Holder shall be deemed to be a member of the group of Eligible Holders that has the largest ownership position as reflected in the Nomination Notice.

(d) Nomination Notice. To nominate a Proxy Access Nominee, the Nominating Shareholder must, no earlier than one hundred and fifty (150) days and no later than one hundred and twenty (120) days before the anniversary of the date that the Trust mailed its proxy statement for the prior year’s Annual Meeting of Shareholders, submit to the Secretary of the Trust at the principal executive office of the Trust all of the following information and documents (collectively, the “Nomination Notice”); provided, however, that if (and only if) the annual meeting is not scheduled to be held within a period that commences thirty (30) days before such anniversary date and ends thirty (30) days after such anniversary date (such annual meeting date shall be referred to herein as an “Other Meeting Date”), the Nomination Notice shall be given in the manner provided herein by the later of (1) one hundred and fifty (150) days prior to such Other Meeting Date and (2) the tenth (10th) day following the date such Other Meeting Date is first publicly announced or disclosed:

(i) A Schedule 14N (or any successor form) relating to each Proxy Access Nominee, completed and filed with the Securities and Exchange Commission by the Nominating Shareholder as applicable, in accordance with Securities and Exchange Commission rules;

(ii) A written notice, in a form deemed satisfactory by the Board of Trustees, of the nomination of each Proxy Access Nominee that includes the following additional information, agreements, representations and warranties by the Nominating Shareholder (including each group member):

(1) the information required with respect to the nomination of Trustees pursuant to Section 1.5;

(2) the details of any relationship that existed within the past three (3) years and that would have been described pursuant to Item 6(e) of Schedule 14N (or any successor item) if it existed on the date of submission of the Schedule 14N;

(3) a representation and warranty that the Nominating Shareholder acquired the securities of the Trust in the ordinary course of business and did not acquire, and is not holding, securities of the Trust for the purpose or with the effect of influencing or changing control of the Trust;

(4) a representation and warranty that each Proxy Access Nominee’s candidacy or, if elected, membership on the Board of Trustees would not violate applicable state or federal law or the rules of any stock exchange on which the Trust’s securities are traded;

(5) a representation and warranty that each Proxy Access Nominee:

(A)	is not aware of any direct or indirect relationship the Proxy Access Nominee has with the Trust that would cause the Proxy Access Nominee to not be independent under the listing standards of the primary stock exchange upon which the shares of beneficial interest of the Trust are listed, and any applicable rules of the Securities and Exchange Commission, or any publicly disclosed standards used by the Board of Trustees in determining and disclosing independence of the Trustees, in each case as determined by the Board of Trustees; and

(B)	is not and has not been subject to any event specified in Rule 506(d)(1) of Regulation D (or any successor rule) under the Securities Act of 1933, as amended, or Item 401(f) of Regulation S-K (or any successor rule) under the Securities Exchange Act of 1934, as amended, without reference to whether the event is material to an evaluation of the ability or integrity of the Proxy Access Nominee;

(6) a representation and warranty that the Nominating Shareholder satisfies the eligibility requirements set forth in Section 3.10(c) and has provided evidence of ownership to the extent required by Section 3.10(c)(i);

(7) a representation and warranty that the Nominating Shareholder intends to continue to satisfy the eligibility requirements described in Section 3.10(c) through the date of the annual meeting;

(8) details of any position of the Proxy Access Nominee as an officer or director of any competitor of the Trust (that is, any entity that produces products or provides services that compete with or are alternatives to the principal products produced or services provided by the Trust or its affiliates), within the three (3) years preceding the submission of the Nomination Notice;

(9) details of any relationship between the Proxy Access Nominee and any entity that would require disclosure on Schedule 13D as if the Proxy Access Nominee was required to file a Schedule 13D with respect to the Trust;

(10) details of any shares of the Trust owned by the Proxy Access Nominee that are (A) pledged by the Proxy Access Nominee or otherwise subject to a lien, charge or other encumbrance or (B) subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar instrument or agreement entered into by such Proxy Access Nominee, whether any such instrument or agreement described in this clause (B) is to be settled with shares or with cash based on the notional amount or value of outstanding shares of the Trust, in any such case which instrument or agreement described in this clause (B) has, or is intended to have, the purpose or effect of (x) reducing in any manner, to any extent or at any time in the future, such Proxy Access Nominee’s full right to vote or direct the voting of any such shares, and/or (y) hedging, offsetting, or altering to any degree, gain or loss arising from the full economic ownership of such shares by such Proxy Access Nominee;

(11) details of any compensatory, payment or other financial agreement, arrangement or understanding with any person or entity in connection with service or action as a Trustee of the Trust;

(12) a representation and warranty that the Nominating Shareholder will not engage in a “solicitation” within the meaning of Rule 14a-1(l) (without reference to the exception in Section 14a-(l)(2)(iv)) (or any successor rules) with respect to the annual meeting, other than with respect to its Proxy Access Nominee or any nominee of the Board of Trustees;

(13) a representation and warranty that the Nominating Shareholder will not use any proxy card other than the Trust’s proxy card in soliciting shareholders in connection with the election of a Proxy Access Nominee at the annual meeting;

(14) if desired, a Supporting Statement; and

(15) in the case of a nomination by a Nominating Shareholder comprised of a group, the designation by all such Eligible Holders of one Eligible Holder that is authorized to act on behalf of the Nominating Shareholder with respect to matters relating to the nomination, including withdrawal of the nomination;

(iii) An executed agreement, in a form deemed satisfactory by the Board of Trustees, pursuant to which the Nominating Shareholder (including in the case of a group, each Eligible Holder in that group) agrees:

(1) to comply with all applicable laws, rules and regulations in connection with the nomination, solicitation and election;

(2) to file any written solicitation or other communication with the Trust’s shareholders relating to one or more of the Trust’s Trustees or Trustee nominees or any Proxy Access Nominee with the Securities and Exchange Commission, regardless of whether any such filing is required under rule or regulation or whether any exemption from filing is available for such materials under any rule or regulation;

(3) to assume all liability stemming from an action, suit or proceeding concerning any actual or alleged legal or regulatory violation arising out of any communication by the Nominating Shareholder with the Trust, its shareholders or any other person in connection with the nomination or election of Trustees, including, without limitation, the Nomination Notice;

(4) to indemnify and hold harmless (jointly with all other Eligible Holders, in the case of a group of Eligible Holders) the Trust and each of its Trustees, officers and employees individually against any liability, loss, damages, expenses or other costs (including attorneys’ fees) incurred in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Trust or any of its Trustees, officers or employees arising out of or relating to a failure or alleged failure of the Nominating Shareholder to comply with, or any breach or alleged breach of, its obligations, agreements or representations under this Section 3.10;

(5) in the event that any information included in the Nomination Notice, or in any other communication by the Nominating Shareholder (including with respect to any Eligible Holder included in a group), with the Trust, its shareholders or any other person in connection with the nomination or election ceases to be true and accurate in all material respects (or omits a material fact necessary to make the statements made not misleading), or that the Nominating Shareholder (including any Eligible Holder included in a group) has failed to continue to satisfy the eligibility requirements described in Section 3.10(c), to promptly (and in any event within forty-eight (48) hours of discovering such misstatement, omission or failure) notify the Trust and any other recipient of such communication of (A) the misstatement or omission in such previously provided information and of the information that is required to correct the misstatement or omission or (B) such failure; and

(iv) An executed agreement, in a form deemed satisfactory by the Board of Trustees, by each Proxy Access Nominee:

(1) to provide to the Trust such other information and certifications, including completion of the Trust’s Trustee questionnaire, as it may reasonably request;

(2) that the Proxy Access Nominee has read and agrees, if elected, to serve as a member of the Board of Trustees, to adhere to the Trust’s Corporate Governance Guidelines and Code of Ethics and any other Trust policies and guidelines applicable to Trustees;

(3) that the Proxy Access Nominee is not and will not become a party to any agreement, arrangement or understanding with any person or entity as to how the Proxy Access Nominee would vote or act on any issue or question as a Trustee; and

(4) at the reasonable request of the Corporate Governance and Nominating Committee, to meet with the committee to discuss matters relating to the nomination of such Proxy Access Nominee to the Board of Trustees, including the information provided by such Proxy Access Nominee to the Trust in connection with his or her nomination and such Proxy Access Nominee’s eligibility to serve as a member of the Board of Trustees.

The information and documents required by this Section 3.10(d) to be provided by the Nominating Shareholder shall be (A) provided with respect to and executed by each Eligible Holder or, in the case of a Nominating Shareholder comprised of a group of Eligible Holders, each Eligible Holder in that group; and (B) provided with respect to the persons specified in Instruction 1 to Items 6(c) and (d) of Schedule 14N (or any successor item) in the case of a Nominating Shareholder or Eligible Holder that is an entity. The Nomination Notice shall be deemed submitted on the date on which all the information and documents referred to in this Section 3.10(d) (other than such information and documents contemplated to be provided after the date the Nomination Notice is provided) have been delivered to or, if sent by mail, received by the Secretary of the Trust.

(e) Exceptions.

(i) Notwithstanding anything to the contrary contained in this Section 3.10, the Trust may omit from its proxy statement any Proxy Access Nominee and any information concerning such Proxy Access Nominee (including a Nominating Shareholder’s Supporting Statement) and no vote on such Proxy Access Nominee will occur (notwithstanding that proxies in respect of such vote may have been received by the Trust), and the Nominating Shareholder may not, after the last day on which a Nomination Notice would be timely, cure in any way any defect preventing the nomination of such Proxy Access Nominee, if:

(1) the Trust receives a notice pursuant to Section 1.5 that any shareholder intends to nominate a candidate for Trustee at the annual meeting, whether or not such notice is subsequently withdrawn or made the subject of a settlement with the Trust;

(2) if another person is engaging in a “solicitation” within the meaning of Rule 14a-1(l) under the Securities Exchange Act of 1934, as amended, in support of the election of any individual as a Trustee at the applicable Annual Meeting of Shareholders other than a nominee of the Board of Trustees and other than as permitted by this Section 3.10;

(3) the Nominating Shareholder or the designated Eligible Holder that is authorized to act on behalf of the Nominating Shareholder, as applicable, or any qualified representative thereof, does not appear at the Annual Meeting of Shareholders to present the nomination submitted pursuant to this Section 3.10 or the Nominating Shareholder withdraws its nomination or the chairman of the annual meeting declares that such nomination was not made in accordance with the procedures prescribed by this Section 3.10 and shall therefore be disregarded;

(4) the Board of Trustees determines that such Proxy Access Nominee’s nomination or election to the Board of Trustees would result in the Trust violating or failing to be in compliance with these Bylaws or the Declaration or any applicable law, rule or regulation to which the Trust is subject, including any rules or regulations of the primary stock exchange on which the Trust’s securities are traded;

(5) the Proxy Access Nominee was nominated for election to the Board of Trustees pursuant to this Section 3.10 at one of the Trust’s two (2) preceding annual meetings of shareholders and either (A) withdrew or became ineligible or (B) received a vote of less than twenty five percent (25%) of the shares of beneficial interest entitled to vote for such Proxy Access Nominee at such preceding annual meeting;

(6) the Board of Trustees determines that the Proxy Access Nominee is an officer or director of a competitor, as defined for purposes of Section 8 of the Clayton Antitrust Act of 1914, as amended; or

(7) the Trust is notified, or the Board of Trustees determines, that a Nominating Shareholder or the Proxy Access Nominee has failed to continue to satisfy the eligibility requirements described in Section 3.10(c), any of the representations and warranties made in the Nomination Notice ceases to be true and accurate in all material respects (or omits a material fact necessary to make the statements made not misleading), such Proxy Access Nominee becomes unwilling or unable to serve on the Board of Trustees or any material violation or breach occurs of the obligations, agreements, representations or warranties of the Nominating Shareholder or such Proxy Access Nominee under this Section 3.10.

(ii) Notwithstanding anything to the contrary contained in this Section 3.10, the Trust may omit from its proxy statement, or may supplement or correct, any information, including all or any portion of the Supporting Statement or any other statement in support of the Proxy Access Nominee included in the Nomination Notice, if the Board of Trustees determines that:

(1) such information is not true in all material respects or omits a material statement necessary to make the statements made not misleading;

(2) such information directly or indirectly impugns the character, integrity or personal reputation of, or directly or indirectly makes charges concerning improper, illegal or immoral conduct or associations, without factual foundation, with respect to any person; or

(3) the inclusion of such information in the proxy statement would otherwise violate the Securities and Exchange Commission proxy rules or any other applicable law, rule or regulation.

ARTICLE IV

ADVISOR

SECTION 4.1 Term. The Trustees shall not enter into any advisory contract with the Advisor unless such contract has an initial term of not more than one year, provides for annual renewal or extension thereafter, provides for termination thereof by the Trustees without cause at any time upon sixty (60) days’ written notice by the Trustees, by affirmative vote or written consent of a majority of the Independent Trustees, and provides for termination thereof by the Advisor without cause at any time after the expiration of a period specified in such contract (which period shall not be shorter than the original term) without penalty upon sixty (60) days’ written notice by the Advisor. In the event of the termination of an advisory contract, the terminated Advisor shall be required to cooperate with the Trust and take all reasonable steps requested to assist the Trustees in making an orderly transition of the advisory function. It shall be the duty of the Trustees annually to evaluate the performance of the Advisor, and the Trustees have a fiduciary duty to the Shareholders to supervise the relationship of the Trust with the Advisor.

SECTION 4.2 Other Activities of Advisor. The Advisor shall not be required to administer the Trust as its sole and exclusive function and may have other business interests and may engage in other activities similar or in addition to those relating to the Trust, including the rendering of advice or services of any kind to other investors or any other Persons (including other REITs) and the management of other investments. The Trustees may request the Advisor to engage in certain other activities which complement the Trust’s investments, and the Advisor may receive compensation or commissions therefor from the Trust or other Persons.

Neither the Advisor nor (subject to any applicable provisions of Section of the Declaration) any Affiliate of the Advisor shall be obligated to present any particular investment opportunities to the Trust, even if such opportunities are of a character such that, if presented to the Trust, they could be taken by the Trust, and, subject to the foregoing, each of them shall be protected in taking for its own account or recommending to others any such particular investment opportunity.

SECTION 4.3 Advisor Compensation. The Trustees, including a majority of the Independent Trustees, shall at least annually review generally the performance of the Advisor in order to determine whether the compensation which the Trust has contracted to pay to the Advisor is reasonable in relation to the nature and quality of services performed and whether the provisions of the advisory contract with the Advisor are being carried out. Each such determination shall be based on such of the following and other factors as the Trustees (including the Independent Trustees) deem appropriate and shall be reflected in the minutes of the meetings of the Trustees:

(a) the size of the advisory fee in relation to the size, composition and profitability of the portfolio of the Trust;

(b) the success of the Advisor in generating opportunities that meet the investment objectives of the Trust;

(c) the rates charged to other REITs and to investors other than REITs by advisors performing similar services;

(d) additional revenues realized by the Advisor and its Affiliates through their relationship with the Trust, including loan administration, underwriting or brokerage commissions and servicing, engineering, inspection and other fees, whether paid by the Trust or by others with whom the Trust does business;

(e) the quality and extent of service and advice furnished by the Advisor;

(f) the performance of the investment portfolio of

(g) the Trust, including income, conservation or appreciation of capital, frequency of problem investments and competence in dealing with distress situations; and

(h) the quality of the portfolio of the Trust in relationship to any investments generated by the Advisor for its own account.

SECTION 4.4 Annual Total Operating Expenses. Each advisory contract with an Advisor shall provide that the Total Operating Expenses of the Trust shall not exceed in any fiscal year the lower of:

(a) the greater of (i) two percent (2%) of the Average Invested Real Estate Assets for such fiscal year or (ii) twenty-five percent (25%) of the Net Income for such fiscal year (calculated before the deduction therefrom of such Total Operating Expenses); or

(b) the lowest of any applicable operating expense limitations that may be imposed by law or regulation in a state in which any securities of the Trust are or will be qualified for sale or by a national securities exchange on which any securities of the Trust are or may be listed, as such limitations may be altered from time to time.

The Independent Trustees shall at least annually determine whether the total fees and expenses of the Trust are reasonable in light of the investment experience of the Trust, its Net Assets, its Net Income and the fees and expenses of comparable REITs. Each such determination shall be reflected in the minutes of meetings of the Trustees.

Within sixty (60) days after the end of any fiscal quarter of the Trust, for which Total Operating Expenses (for the twelve months then ended) exceed either of the expense limitations provided in subparagraphs (a) or (b) of this Section 4.4, the Trust shall send to the Shareholders a written disclosure of such fact, together with an explanation of the factors, if any, which the Trustees (including a majority of the Independent Trustees) have concluded were sufficiently unanticipated, unusual or nonrecurring to justify such higher Total Operating Expenses.

Each advisory contract with the Advisor shall provide that in the event that the Total Operating Expenses exceed any of the limitations provided in this Section 4.4, then the Advisor shall refund to the Trust (which refund may be accomplished, at the option of the Trust, by a reduction of the Advisor’s compensation) the amount by which the aggregate annual Total Operating Expenses paid or incurred by the Trust exceed the limitations herein; provided, however, that with respect to the limitations provided in subparagraphs (a) or of this Section 4.4, only so much of such excess need be refunded as the Trustees, including a majority of the Independent Trustees, shall have found to be unjustified as provided above.

ARTICLE V

INVESTMENT POLICY AND POLICIES

WITH RESPECT TO CERTAIN

DISTRIBUTIONS TO SHAREHOLDERS

SECTION 5.1 Statement of Policy. It shall be the general objectives of the Trust (i) to provide current income for distribution to Shareholders through investments in income-producing, health care-related facilities, (ii) to provide Shareholders with the opportunity for additional returns through participation in any increases in the operating revenues of income-producing, health care- related facilities and (iii) to preserve and protect Shareholders’ capital.

These general objectives shall be pursued in a manner consistent with the investment policies specified in the remainder of this Section 5.1.

While the Trustees are authorized pursuant to the Declaration to invest the Trust Estate in a wide variety of investments, it shall be the policy of the Trustees to invest the major portion of the Trust Estate in income-producing health care-related facilities including, acute care, rehabilitative care, long term care and psychiatric and substance abuse recovery facilities, retirement housing facilities, custodial care facilities, medical care office buildings, and ancillary support facilities associated with any of the foregoing.

The Trust may make secured or unsecured borrowings to make permitted additional Real Estate Investments and secured or unsecured borrowings for normal working capital needs, including the repair and maintenance of properties in which it has invested, tenant improvements and leasing commissions. The Trust may make such borrowings from third parties or, subject to approval by a majority of the Independent Trustees, from Affiliates of the Advisor. Interest and other financing charges or fees to be paid on loans from such Affiliates will not exceed the interest and other financing charges or fees which would be charged by third party financing institutions on comparable loans for the same purpose in the same geographic area.

To the extent that the Trust Estate has assets not otherwise invested in accordance with this Section 5.1, the Trust may invest in such assets as the Advisor and/or the Trustees shall determine.

It shall be the policy of the Trustees to make investments in such manner as to comply with the requirements of the Internal Revenue Code with respect to the composition of the investments and the derivation of the income of a real estate investment trust as defined in the REIT Provisions of the Internal Revenue Code; provided, however, that no Trustee, officer, employee or agent of the Trust shall be liable for any act or omission resulting in the loss of tax benefits under the Internal Revenue Code, except for that arising from his own willful misfeasance, bad faith, gross negligence or reckless disregard of duty.

SECTION 5.2 Prohibited Investments and Activities. The Trustees shall not engage in any of the following investment practices or activities:

(a) investing in any junior mortgage loan unless (i) the capital invested in such mortgage loan is adequately secured on the basis of the equity of the borrower in the property underlying such investment and the ability of the borrower to repay the mortgage loan, or (ii) such loan is a financing device entered into by the Trust to establish the priority of its capital investment over the capital invested by others investing with the Trust in a real estate project;

(b) investing in commodities or commodity futures contracts, other than interest rate futures, when used solely for hedging purposes;

(c) investing in contracts for the purchase of real estate, unless such contracts are recordable in the chain of title;

(d) issuing Securities that are redeemable at the option of the holders thereof;

(e) underwriting or distributing as agent securities issued by others;

(f) investing more than ten percent (10%) of the Trust’s assets in unimproved real property;

(g) engaging in trading, as compared with investment activities;

(h) making secured and unsecured borrowings which in the aggregate exceed 300% of the Net Assets of the Trust, unless approved by a majority of the Independent Trustees and disclosed in the next quarterly report of the Trust, along with an explanation for such excess; or

(i) any activity that would disqualify the Trust as a real estate investment trust under the provisions of the Code.

SECTION 5.3 Appraisals. If the Trustees shall at any time purchase Real Property, or interests therein, the consideration paid therefor shall generally be based upon the fair market value thereof as determined by an appraisal by a person who is not an Affiliate of the Trust or the Advisor and who is, in the sole judgment of the Trustees, properly qualified to make such a determination.

SECTION 5.4 Change in Investment Policies. Notwithstanding anything to the contrary contained herein, the investment policies set out in this Article V may be changed by a vote of a majority of the Trustees, including a majority of the Independent Trustees without any shareholder vote.

ARTICLE VI

MISCELLANEOUS

SECTION 6.1 Record Dates and Closing of Transfer Books. Pursuant to the Declaration, the Trustees may fix record dates for specified purposes. If a record date is so fixed, only Shareholders of record on the date so fixed shall be entitled to the rights to which the record date pertains.

SECTION 6.2 Inspection of Bylaws. The Trustees shall keep at the principal office for the transaction of business of the Trust the original or a copy of the Bylaws as amended or otherwise altered to date, certified by the Secretary, which shall be open to inspection by the Shareholders at all reasonable times during office hours.

ARTICLE VII

AMENDMENTS

SECTION 7.1 By Trustees. Except for any change for which the Declaration requires approval by more than a majority vote, these Bylaws may be amended or repealed or new or additional Bylaws may be adopted by the vote or written consent of a majority of the Trustees.

ARTICLE VIII

DEFINITIONS

SECTION 8.1 Definitions. All terms defined in the Declaration shall have the same meaning when used in these Bylaws.

ARTICLE IX

FISCAL YEAR

SECTION 9.1 Fiscal Year. The fiscal year of the Trust shall be the calendar year.